EXHIBIT 5
                                  July 7, 1995

J.B. Hunt Transport Services, Inc.
615 J.B. Hunt Corporate Drive
Lowell, Arkansas  72745

Re:  FORM S-3 REGISTRATION STATEMENT NO. 33-64950
_________________________________________________

Gentlemen:

        We have acted as counsel to J.B. Hunt Transport Services, Inc. ("Company") in connection with the issuance of up to $150,000,000 aggregate principal amount of its medium-term notes ("Notes") under that certain Indenture dated as of July 1, 1993, between the Company and The First National Bank of Chicago, as successor trustee (the "Indenture"). In our opinion, the Notes, in the forms certified by the Company as of the date hereof, have been duly authorized for issuance, offer and sale pursuant to this Agreement and, when issued, authenticated and delivered pursuant to the provisions of this Agreement and the applicable Indenture against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally, or by general equity principles, and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or foreign currency unit judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments in foreign currency or currency units or payments outside the United States; and each holder of Notes will be entitled to the benefits of the applicable Indenture.

        We hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to our firm in the related Prospectus under the caption "Legal Matters."

                                            Very truly yours,

                                            WRIGHT, LINDSEY & JENNINGS